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                                                                     Exhibit 5.1

                        [LETTERHEAD OF KIRKLAND & ELLIS]




                                     [DATE]


Steel Heddle Mfg. Co.
1801 Rutherford Road
Greenville, SC  29607

         Re: Offer by Steel Heddle Mfg. Co. to Exchange its 10 5/8% Series B Senior Subordinated Notes Due 2008 for any and all of its 10 5/8% Series A Senior Subordinated Notes Due 2008

Ladies and Gentlemen:

         We are acting as special counsel to Steel Heddle Mfg. Co., a Pennsylvania corporation (the "Company"), in connection with the proposed registration by the Company of up to $100,000,000 in aggregate principal amount of the Company's 10 5/8% Series B Senior Subordinated Notes due 2008 (the "New Notes"), pursuant to a Registration Statement) on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on _________________, 1998 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement" under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of effecting an exchange offer (the "Exchange Offer") for the Company's 10 5/8% Series A Senior Subordinated Notes due 2008 (the "Notes"). The New Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of May 26, 1998 between the Company, as issuer, the guarantors named therein (the "Guarantors") and United States Trust Company of New York, as Trustee, in exchange for and in replacement of the Company's outstanding Notes, of which $100,000,000 in aggregate principal amount is outstanding.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the New Notes, (iii) the Registration Statement and exhibits thereto and (iv) the Registration Rights Agreement, dated as of May 26, 1998, between the Company, the Guarantors, Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities LLC. The New Notes will be guaranteed on a senior subordinated basis by the Guarantors (the "Guarantees").
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Steel Heddle Mfg. Co.
[DATE]
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         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

         (1) The Company is a corporation existing and in good standing under the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania.

         (2) The issuance of the New Notes has been validly authorized by the Company.

         (3) Each Guarantee has been duly authorized by the respective
Guarantor.

         (4) When, as and if (i) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (ii) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Notes shall have been validly tendered to the Company, (iv) the New Notes shall have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Notes, (v) the Board of Directors and the appropriate officers of the Company have taken all necessary action to fix and approve the terms of the New Notes and (vi) any legally required consents, approvals, authorizations or other order of the Commission or any other regulatory authorities have been obtained, the New Notes when issued pursuant to the Exchange Offer will be legally issued, fully paid and nonassessable and will constitute valid and binding obligations of the Company, and the Guarantees will constitute valid and binding obligations of the Guarantors under the terms and conditions described in the Registration Statement, the Indenture, the resolutions of each Guarantor's Board of Directors (or authorized committee thereof) authorizing the foregoing and any legally required consents, approvals, authorizations and other order of the Commission and any other regulatory authorities to be obtained.

         Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of
(i) any bankruptcy, insolvency,





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Steel Heddle Mfg. Co.
[DATE]
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reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We assume, with your permission, for purposes of the opinions expressed in this letter that the laws of the Commonwealth of Pennsylvania are identical to the laws of the State of New York with respect to all matters that are the subject of the opinions set forth herein. For purposes of the opinion in paragraph 1, we have relied exclusively upon recent certificates issued by the Department of State of the Commonwealth of Pennsylvania, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates. We have assumed without investigation that there has been no relevant change or development between the respective dates of such certificates and the date of this letter.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

         We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the New Notes.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

         This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                        Yours very truly,


                                        KIRKLAND & ELLIS